Exhibit (d)(10)

British American Tobacco p.l.c.
Globe House, 4 Temple Place London, WC2R 2PG
Effective as of February 13, 2017
Reynolds American Inc.
401 North Main Street
Winston-Salem, NC 27101
Attention: Martin L. Holton III (holtonm@rjrt.com)
cc:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello (michael.aiello@weil.com)
Matthew J. Gilroy (matthew.gilroy@weil.com)
Jones Day
250 Vesey Street
New York, NY 10281
Attention: Randi C. Lesnick (rclesnick@jonesday.com)
Lizanne Thomas (lthomas@jonesday.com)
Alain A. Dermarkar (adermarkar@jonesday.com)
Re: Share Repurchases
Ladies and Gentlemen:
Reference is made to that certain Agreement and Plan of Merger, dated as of January 16, 2017, by and among British American Tobacco p.l.c., a public limited company incorporated under the laws of England and Wales (“BAT”), BATUS Holdings Inc., a Delaware corporation and an indirect wholly owned subsidiary of BAT, Flight Acquisition Corporation, a North Carolina corporation and an indirect wholly owned subsidiary of BAT and Reynolds American Inc., a North Carolina corporation (“RAI”) (the “Agreement”). Any capitalized terms used but not otherwise defined herein will have the meaning given to such term under the Agreement.
Section 5.01(a)(i) of the Agreement limits RAI’s ability to repurchase its shares, subject to certain exceptions, without the prior written consent of BAT. Notwithstanding the restrictions referenced in the preceding sentence, BAT hereby requests that RAI continue to make the share repurchases it is required to make pursuant to Section 1(c) of Amendment No. 3 to the Governance Agreement, dated as of November 11, 2011 (“Amendment No. 3”), provided, however, that RAI will not be required to complete those repurchases within 20 Available Trading Days (as defined in Amendment No. 3) and will instead make such repurchases in a manner intended to qualify for the
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affirmative defense and safe harbor provided by Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended. Each of RAI and BAT hereby consents to RAI’s continued compliance with Section 1(c) of Amendment No. 3.
This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
This letter agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This letter agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which will be deemed an original.
[Signature page follows]
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Very truly yours,

BRITISH AMERICAN TOBACCO P.L.C.

By:	/s/ Robert J. Casey
Name:	Robert J. Casey
Title:	Authorised Signatory

Agreed as of the date first written above:

REYNOLDS AMERICAN INC.

By:	/s/ Martin L. Holton III
Name:	Martin L. Holton III
Title:	Executive Vice President, General Counsel and Assistant Secretary

[Signature Page to Letter Agreement]